UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WYETH

(Name of Registrant as Specified In Its Charter)

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January 26, 2009

Dear [stakeholder/constituent]:

Today, Pfizer announced that it agreed to acquire Wyeth, becoming the premier global biopharmaceutical company with the strongest assets, pipeline and capabilities within health care. The diversity, agility and scale of the combined company will enable us to more effectively address the health, wellness and unmet medical needs of patients around the world.

The opportunities created by this combination are far greater than either Pfizer or Wyeth could achieve alone. The new company, which will be called Pfizer, will be a leader in human, animal and consumer health; primary and specialty care; and biologics as well as pharmaceuticals. Importantly, this combination will support Pfizer’s mission to apply innovative science to improve world health in three ways:

For Patients Today – Broad Range of Health Care Solutions and Treatments: The new company will offer customers and patients a broad range of products for every stage of life. Unique and valuable insights will be gleaned from a portfolio that spans wellness and preventive care, such as vitamins and vaccines, as well as therapies for a wide range of illnesses and diseases, such as Alzheimer’s disease and cancer. We will leverage research across our portfolio and input from an extensive network of customer, physician and stakeholder relationships to accelerate, improve and expand the health solutions and treatments we offer.

For Patients Tomorrow – Robust Discovery and Development Program: The new company will have more resources to invest in research and development than any other biopharmaceutical company. We will have access to all leading scientific technology platforms – enhancing the opportunity to produce significant breakthroughs in key disease areas. As a result, we will be better able to help patients and invest in pursuing multiple avenues to address a wide range of unmet health needs.

At All Times – A Patient-Centric Business: We will operate small, distinct business units tailored to patients and customers that also benefit from being part of a premier global organization. Each business unit will oversee product development from early stage research to clinical trials to commercialization. This approach will allow for more customer input into the development process, rapid decision making and a better use of resources. As a result, we will have the ability to invest in long-term opportunities while optimizing near-term patient access to existing products.

We are excited about the opportunities this combination presents, allowing us to continue contributing meaningfully to the communities in which we operate. As we continue on our path forward, we also want to be clear about what will not change: our commitment to patients, customers, patient assistance programs and medical safety; and our support for health care reform that expands coverage, improves quality and provides value to patients. Together, we remain committed to leading the way to a healthier world.

Attached is the press release we issued this morning announcing the combination of Pfizer and Wyeth. We will follow up with you shortly to discuss the new company in more detail and address any questions you may have. In the meantime, please do not hesitate to contact Tony Principi, Pfizer Senior Vice President Government Relations or Leo Jardot, Wyeth Vice President of Government Relations. Further information is also available at www.premierbiopharma.com.

Thank you for your interest in Pfizer and Wyeth. We look forward to following up with you.

/s/ Jeff Kindler	/s/ Bernard Poussot
Jeff Kindler	Bernard Poussot
Chairman and Chief Executive Officer	Chairman, President and Chief Executive Officer
Pfizer	Wyeth

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Wyeth concerning the proposed merger of Wyeth with Pfizer (the “merger”) and other future events and their potential effects on Wyeth. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.

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